Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Northfield Bancorp, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements Nos. 333-186270 and 333-203132 on Form S-8, of Northfield Bancorp, Inc., of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014 and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Short Hills, New Jersey
March 15, 2016